EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AML Communications Announces Plan to Repurchase Up To One Million Shares of Common Stock

CAMARILLO, Calif., May 13, 2009 -- AML Communications, Inc. (OTCBB:AMLJ - News), a designer and manufacturer of military-grade microwave amplifiers and subsystems for the defense industry, today announced that its Board of Directors has authorized the repurchase of up to one million shares of the Company’s common stock.

Purchases may be made in the open market as determined by AML management and in accordance with Securities and Exchange Commission requirements.  As of December 31, 2008, the Company had 10,642,000 shares of common stock outstanding.

About AML Communications

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets.  The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance and price leadership, AML is committed to mission success.  The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

AML’s web site is located at www.amlj.com.  Mica-Tech’s website is located at www.mica-tech.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Investor Inquiries:

Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285